                                                                    EXHIBIT 4(a)

HORACE MANN LIFE INSURANCE COMPANY                             A Stock Company
1 Horace Mann Plaza
Springfield, Illinois 62715
1-800-999-1030

GROUP FLEXIBLE PREMIUM DEFERRED
VARIABLE ANNUITY CONTRACT

ANY PAYMENTS AND VALUES UNDER THIS CONTRACT WHICH ARE BASED ON INVESTMENT RESULTS OF THE SEPARATE ACCOUNT ARE VARIABLE AND NOT GUARANTEED.

ANY WITHDRAWAL, TRANSFER, SURRENDER OR ANNUITIZATION FROM THE PARTICIPANT ACCOUNT VALUE IN ANY GUARANTEE PERIOD ACCOUNT WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT, WHICH MAY RESULT IN AN UPWARD OR DOWNWARD ADJUSTMENT OF THE AMOUNT WITHDRAWN, TRANSFERRED, SURRENDERED OR ANNUITIZED.

This is a nonparticipating policy under which no dividends are paid.

Executed for the Company at its Home Office in Springfield, Illinois on the Contract Date.


         /s/ Louis G. Lower                /s/ Ann M. Caparros
         President                         Corporate Secretary


RIGHT TO EXAMINE. A Participant may return his/her Certificate within 30 days after it is received. We will return the greater of the Premium Payments made for the Certificate, less any Withdrawal Value and any outstanding loan balance, or the Participant Account Value within 10 days after We receive the returned Certificate. Upon return of the Certificate, it shall be void as if none had been issued.


GROUP FLEXIBLE PREMIUM DEFERRED
VARIABLE ANNUITY CONTRACT


IC-455000

THIS IS A LEGAL CONTRACT -- READ IT CAREFULLY.

This is a legal Contract between Horace Mann Life Insurance Company and the Contract Owner.

SUMMARY OF THE CONTRACT

This group flexible premium deferred variable annuity provides annuity payments, which will be paid to a Participant starting on the Annuity Date. Withdrawal and surrender rights and a Death Benefit are provided prior to the Annuity Date.

Prior to the Annuity Date a Participant may:

     o withdraw any portion of the Participant Account Value (a surrender charge and Market Value Adjustment may apply);

     o    change the Beneficiary(ies);

     o    change the anticipated Annuity Date;

     o    exercise the other rights provided to the Participant.

The exercise of a Participant's rights under this Contract will be subject to any limits imposed by a written Plan Document governing the Plan. This is only a summary of the Contract terms. The Contract provisions are set forth in the following sections:



SECTION                                                              PAGE

Annuity Data                                                           3
Fixed Account Minimum Monthly Annuity Option Payments                  4
General Definitions                                                    5
General Contract Information                                           7
Accumulation Phase                                                     8
Transfers                                                             12
Surrender and Withdrawal                                              12
Death Benefit                                                         13
Income Phase                                                          14
Annuity Options                                                       15
Certificate Charges                                                   16
Other Terms of the Contract                                           17


IC-455000                                                               Page 2

                               ANNUITY DATA PAGES


                  Contract Owner:   [XYZ SCHOOL]   Contract Date:  [11/01/2006]
                 Contract Number:    [SPECIMEN1]        Tax Type:      [403(b)]
                     Issue State:           [XX]

                    FIXED ACCOUNT
               OPTIONS AVAILABLE:   [General Fixed Account
                                    05-year Guarantee Period Account
                                    07-year Guarantee Period Account
                                    10-year Guarantee Period Account]

        GUARANTEED INTEREST RATE:
       Prior to the Annuity Date:
                    Fixed Account   The guaranteed interest rate will be
                                    determined at Certificate issue and will
                                    not be redetermined throughout the life
                                    of the Certificate. Each calendar year
                                    of Certificate issues will be divided
                                    into two predetermined issue periods,
                                    January - June and July - December. All
                                    Certificates issued in a given calendar
                                    year during the same predetermined
                                    six-month issue period will have the
                                    same guaranteed interest rate.

                                    The guaranteed interest rate for each
                                    predetermined issue period will be at
                                    least as great as the standard
                                    nonforfeiture law guaranteed interest
                                    rate, which is the lesser of 3.00% and
                                    the average of the five-year Constant
                                    Maturity Treasury Rate (CMT) over the
                                    six-month period beginning 9 months
                                    prior to the beginning of the
                                    predetermined issue period, rounded to
                                    the nearest 1/20th of one percent,
                                    reduced by 1.25%; but not less than
                                    1.00%.

     [Guarantee Period Account(s)   We may pay interest in excess of the
                                    Fixed Account guaranteed interest rate.
                                    Any monies allocated to a Guarantee
                                    Period Account while We are crediting a
                                    higher interest rate are guaranteed to
                                    earn that rate until the Guarantee
                                    Period matures.]

                 Variable Account   none

          After the Annuity Date:
                    Fixed Account   2.00%

                 Variable Account   none

           ASSUMED INTEREST RATE:   2.00%

         [*CONTRACT OWNER ELECTED
             RIDERS/RIDER CHARGE:
[Guaranteed Minimum Death Benefit   Return of Premium                   [0.00%]]

*These riders elected by the Contract Owner will be provided to all Participants.]

[RIDERS AVAILABLE FOR PARTICIPANT
           ELECTION/RIDER CHARGE:
[Guaranteed Minimum Death Benefit   [Annual] Step-up with Return of
                                     Premium                           [0.20%]]]

                  [PREMIUM BONUS:   During the [first] Certificate Year(s),
                                    We will increase the Participant Account
                                    Value with an amount equal to [2]
                                    percent of the Premium Payments on the
                                    date We receive the Premium Payment at
                                    Our Home Office.]


IC-455000                                                                Page 3

                               ANNUITY DATA PAGES



Contract Owner:    [XYZ SCHOOL]
Contract Number:    [SPECIMEN1]

            [ANNUITIZATION BONUS:   If, after the [fifth] Certificate Year, a
                                    Participant selects an annuity option
                                    providing for life contingencies or a
                                    specified period of at least [10] years an
                                    annuitization bonus will apply. For fixed
                                    annuity options, We will increase a
                                    Participant's annuity payment by [5] percent.
                                    For variable annuity options, We will
                                    increase a Participant's initial annuity
                                    payment by [5] percent; subsequent variable
                                    annuity payments will fluctuate as stated in
                                    the Contract.]

  [VARIABLE INVESTMENT OPTIONS
AVAILABLE FOR PREMIUM ALLOCATION:   [Wilsh VIT Bal HM Share]     [Wilsh VIT Income HM sh]
                                    [Wilsh VIT ST HM Shares]     [Wilsh VIT Eq HM Shares]
                                    [Wilsh VIT SR HM Shares]     [Wilsh VIT Intl HM sh]
                                    [Wilsh VIT SmCGr HM sh]      [Wilsh 5000 Index]
                                    [Wilsh Lrg Co Gr]            [Fidelity 500 Index]
                                    [Fidelity Growth & Inc]      [Fidelity Overseas]
                                    [Fidelity High Income]       [Fidelity Mid Cap]
                                    [Davis Value]                [Cohen & Steers Realty]
                                    [Wilsh VIT 2010 Cons]        [T Rowe Price Prime Res]
                                    [Rainier Small/Mid Cap]      [Neuberger Ber Genesis]
                                    [Wilsh VIT 2010 Moderate]    [Putnam VT Vista]
                                    [Wilsh VIT 2010 Agg Fund]    [Wilsh Sm Co Value]]

       OTHER CERTIFICATE CHARGES:
               [Surrender Charges       During Premium Year    Surrender Charge*
                                        -------------------    -----------------
                                               1                    8.0%
                                               2                    7.5%
                                               3                    7.0%
                                               4                    6.0%
                                               5                    5.0%
                                           thereafter               0.0%

* The surrender charge is a percentage of each Premium Payment surrendered or withdrawn. Surrender charges cease on the [10th] Certificate Anniversary.]

         [Market Value Adjustment   Any withdrawal, transfer, surrender or
                                    annuitization from the Participant
                                    Account Value in any Guarantee Period
                                    Account will be subject to a Market
                                    Value Adjustment, which may result in an
                                    upward or downward adjustment of the
                                    amount withdrawn, transferred,
                                    surrendered or annuitized.]

          [Annual Maintenance Fee   [$25] per year will be deducted from the
                                    Participant Account Value on each
                                    Certificate Anniversary if the
                                    Participant Account Value is less than
                                    [$25,000] on that Certificate
                                    Anniversary.]

  [Mortality and Expense Risk Fee
                    Fixed Account   0.00%
                 Variable Account   [1.25%]]



IC-455000                                                               Page 3A

                               ANNUITY DATA PAGES



Contract Owner:     [XYZ SCHOOL]
Contract Number:     [SPECIMEN1]

                PREMIUM LIMITS FOR
         EACH CERTIFICATE ACCOUNT:
                   Minimum Premium     $[300.00 annually]

            Maximum Annual Premium     As permitted by IRS regulations

        Maximum Cumulative Premium     $1,000,000.00, without Our prior approval

        Minimum Premium Allocation     $[100.00 per year for the General Fixed
                                       Account, any Guarantee Period Account and
                                       any Subaccount]

Minimum Withdrawal/Transfer Amount     $[100.00 for the General Fixed Account,
                                       any Guarantee Period Account and any
                                       Subaccount]

         Minimum Remaining Balance
                  After Withdrawal     $[100.00 for the General Fixed Account,
                                       any Guarantee Period Account and any
                                       Subaccount]

        Minimum Amount Required to
       Establish an Annuity Option     $2,000.00


IC-455000                                                              Page 3B

             FIXED ACCOUNT MINIMUM MONTHLY ANNUITY OPTION PAYMENTS
      Per $1,000.00 of Annuitized Value used to purchase an annuity option


                                               OPTION A AND B TABLES
------------------------------------------------------------------------------------------------------------------
                                                                                                Payments for a
                                                                                            Specified Period of 5
                                Life Annuity with Payments Guaranteed                            to 30 Years
                                  for Life Only, 10, 15, or 20 Years                        ----------------------
              --------------------------------------------------------------------------    Number of
                 Life Only           10 Years           15 Years            20 Years        Years in     Specified
Attained      ---------------     ---------------     ---------------    ---------------    Specified     Period
  Age         Male     Female     Male     Female     Male     Female    Male     Female     Period       Income
--------      ----     ------     ----     ------     ----     ------    ----     ------    ---------    ---------
  50          3.55      3.30      3.52      3.28      3.49      3.27     3.43      3.24        05          17.49
  51          3.62      3.36      3.59      3.34      3.55      3.32     3.49      3.29        06          14.72
  52          3.70      3.42      3.66      3.41      3.62      3.38     3.55      3.35        07          12.74
  53          3.78      3.49      3.74      3.47      3.69      3.45     3.61      3.40        08          11.25
  54          3.86      3.56      3.82      3.54      3.76      3.51     3.67      3.46        09          10.10
  55          3.95      3.64      3.90      3.62      3.84      3.58     3.74      3.53        10           9.18
  56          4.04      3.72      3.99      3.69      3.92      3.65     3.80      3.59        11           8.42
  57          4.14      3.80      4.08      3.77      4.00      3.73     3.87      3.66        12           7.80
  58          4.25      3.89      4.18      3.86      4.08      3.81     3.94      3.72        13           7.26
  59          4.36      3.99      4.28      3.95      4.17      3.89     4.00      3.79        14           6.81
  60          4.48      4.09      4.39      4.04      4.26      3.98     4.07      3.87        15           6.42
------------------------------------------------------------------------------------------------------------------
  61          4.61      4.20      4.50      4.14      4.36      4.07     4.14      3.94        16           6.07
  62          4.74      4.31      4.62      4.25      4.46      4.16     4.21      4.01        17           5.77
  63          4.89      4.43      4.75      4.36      4.56      4.26     4.28      4.09        18           5.50
  64          5.04      4.56      4.88      4.48      4.66      4.36     4.35      4.16        19           5.26
  65          5.21      4.70      5.02      4.60      4.76      4.46     4.41      4.24        20           5.04
  66          5.38      4.85      5.16      4.74      4.87      4.57     4.48      4.31        21           4.85
  67          5.57      5.01      5.31      4.87      4.97      4.68     4.54      4.39        22           4.67
  68          5.77      5.18      5.46      5.02      5.08      4.79     4.60      4.46        23           4.51
  69          5.98      5.36      5.62      5.17      5.18      4.91     4.65      4.53        24           4.36
  70          6.21      5.56      5.79      5.34      5.29      5.03     4.70      4.59        25           4.22
------------------------------------------------------------------------------------------------------------------
  71          6.45      5.77      5.95      5.51      5.39      5.14     4.75      4.65        26           4.10
  72          6.71      6.00      6.13      5.68      5.49      5.26     4.79      4.71        27           3.98
  73          6.99      6.25      6.30      5.87      5.58      5.37     4.83      4.76        28           3.87
  74          7.28      6.52      6.48      6.06      5.67      5.49     4.87      4.81        29           3.77
  75          7.59      6.81      6.66      6.25      5.76      5.59     4.90      4.85        30           3.68
------------------------------------------------------------------------------------------------------------------


IC-455000                                                                Page 4

             FIXED ACCOUNT MINIMUM MONTHLY ANNUITY OPTION PAYMENTS
      Per $1,000.00 of Annuitized Value used to purchase an annuity option


                                                 OPTION C TABLE
----------------------------------------------------------------------------------------------------------------------
                              Joint and Survivor Annuity with 50 Percent to Survivor
----------------------------------------------------------------------------------------------------------------------
Attained age of
    Payees                Male Age 55          Male Age 60         Male Age 65         Male Age 70         Male Age 75
---------------           -----------          -----------         -----------         -----------         -----------
 Female Age 55               3.79                 4.02                4.28                4.59                4.92
 Female Age 60               4.02                 4.28                4.58                4.93                5.32
 Female Age 65               4.29                 4.59                4.94                5.35                5.81
 Female Age 70               4.62                 4.96                5.38                5.87                6.42
 Female Age 75               5.00                 5.40                5.90                6.49                7.18


                              Joint and Survivor Annuity with two-thirds to Survivor
----------------------------------------------------------------------------------------------------------------------
Attained age of
    Payees                Male Age 55          Male Age 60        Male Age 65         Male Age 70         Male Age 75
---------------           -----------          -----------        -----------         -----------         -----------
 Female Age 55               3.59                 3.78                3.97                4.17                4.37
 Female Age 60               3.80                 4.03                4.27                4.52                4.77
 Female Age 65               4.03                 4.31                4.62                4.94                5.27
 Female Age 70               4.27                 4.61                5.00                5.42                5.86
 Female Age 75               4.53                 4.94                5.42                5.97                6.56

                             Joint and Survivor Annuity with 100 Percent to Survivor
----------------------------------------------------------------------------------------------------------------------
Attained age of
    Payees                Male Age 55          Male Age 60         Male Age 65         Male Age 70         Male Age 75
---------------           -----------          -----------         -----------         -----------         -----------
 Female Age 55                3.26                 3.38                3.47                3.53                3.57
 Female Age 60                3.44                 3.61                3.76                3.88                3.96
 Female Age 65                3.59                 3.84                4.07                4.28                4.43
 Female Age 70                3.71                 4.04                4.38                4.71                4.99
 Female Age 75                3.80                 4.20                4.66                5.14                5.60


IC-455000                                                               Page 4A

GENERAL DEFINITIONS

When these words are used in this Contract, they have the meaning stated.

"Annual Maintenance Fee"

An annual charge deducted for administrative expenses, if applicable. This charge is shown on the Annuity Data pages.

"Annuitant"

The person whose life determines the annuity payment(s) made under a Certificate.

"Annuitized Value"

The amount applied to purchase annuity payments. It is equal to the Participant Account Value on the Annuity Date, less any applicable premium tax. A Market Value Adjustment will also apply to any portion of the Annuitized Value taken from any Guarantee Period Account.

"Annuity Date"

The date annuity payments begin.

"Beneficiary(ies)"

The person(s) designated to receive the Death Benefit upon the Participant's death or under certain circumstances any remaining annuity payments.

"Certificate"

The document issued to each Participant, describing the terms of the Contract and the rights and benefits of the Participant.

"Certificate Account"

An account established to receive a Participant's Net Premium.

"Certificate Account Value"

A Certificate Account's Fixed Account Value plus the Certificate Account's Variable Account Value.

"Certificate Anniversary"

The same day and month as a Certificate Date for each succeeding year of a Certificate.

"Certificate Date"

The date when a Certificate becomes effective. The Certificate Date is shown on the Annuity Data pages of the Certificate.

"Certificate Year"

A period of twelve months beginning on the Certificate Date or any Certificate Anniversary.

"Contract"

This contract issued to the Contract Owner, which describes its rights and the rights and benefits of Participants.

"Contract Account"

An account established to receive Contract Owner Net Premium on behalf of a Participant.

"Contract Account Value"

A Contract Account's Fixed Account Value plus the Contract Account's Variable Account Value.

"Contract Date"

The date when this Contract became effective. The Contract Date is shown on the Annuity Data pages of this Contract.

"Contract Owner"

The entity identified as the Contract Owner on the Annuity Data pages of this Contract.

"Death Benefit"

The amount paid to the Beneficiary(ies) if a Participant dies prior to the Annuity Date.

"Fixed Account"

An account established to receive the Net Premium and the transfers allocated to the General Fixed Account and any Guarantee Period Account(s). Fixed Account money is invested along with other insurance funds in Our general account.

"Fixed Account Value"

The dollar value of the Fixed Account prior to the time annuity payments begin.

"Fixed Net Premium"

The Net Premium allocated to the Fixed Account plus any transfers from the Variable Account, less a proportional amount for any withdrawals and transfers from the Fixed Account.

"General Fixed Account"

A Participant's portion of an interest-bearing account set up to receive the Net Premium and the transfers allocated to such account under the Participant Account. The General Fixed


IC-455000                                                               Page 5

Account is distinguished from the Guarantee Period Account option(s) of the Fixed Account.

"General Fixed Account Value"

The dollar value of the General Fixed Account.

"Guarantee Period Account(s)"

Fixed Account option(s) offered under a Certificate that provide a guaranteed interest rate for a specified period of time ("Guarantee Period") and to which a Market Value Adjustment may apply. The Guarantee Period Account(s) available to a Participant are shown on the Annuity Data page(s).

"Guarantee Period Account Value"

The dollar value of a Guarantee Period Account.

"Guarantee Period Expiration Date"

The day and month of the establishment of a Guarantee Period as it falls at the end of the specified duration of the Guarantee Period.

"Guarantee Period Maturity Date"

The last business day of the calendar quarter in which the Guarantee Period Expiration Date occurs.

"Home Office"

The mailing address and telephone number of Our Home Office are:
P.O. Box 4657, Springfield, Illinois 62708-4657, 800-999-1030. Our
street address is 1 Horace Mann Plaza, Springfield, Illinois 62715.

"Issue Age"

The age of the Participant on the Certificate Date, determined by the Participant's last birthday.

"Letter Agreement"

A notice that documents any change made to this Contract. Any Letter Agreement will be attached to and made part of this Contract and any underlying Certificate.

"Market Value Adjustment (MVA)"

For any Guarantee Period Account, an increase or decrease in the Surrender Value or Withdrawal Value, a transfer amount, or in the amount applied to an annuity option. A Market Value Adjustment reflects changes in the level of prevailing current interest rates since the beginning of each Guarantee Period.

"Net Premium"

The Premium Payments paid to Us under the Contract Account and Certificate Account less any applicable premium tax.

"Participant"

An eligible employee of the Contract Owner for whom a Participant Account has been established under this Contract and for whom Premium Payment has been received by Us.

"Participant Account"

An account established for each Participant to receive Premium Payments made by or on behalf of the Participant.

"Participant Account Value"

The Contract Account Value plus the Certificate Account Value.

"Plan"

The employer-sponsored retirement plan under which this Contract is issued, evidenced by a written Plan Document.

"Plan Document"

A document establishing the terms and benefits of a Plan.

"Premium Payment"

The premium(s) paid to Us either by or on behalf of a Participant.

"Premium Year"

A period of twelve months beginning on the date each Premium Payment is received in Our Home Office and on any annual anniversary of that date.

"Proof of Death"

(1) A completed claimant's statement as provided by Us; and (2a) a certified copy of the death certificate; or (2b) any other proof of death satisfactory to Us, including but not limited to a certified copy of a decree of a court of competent jurisdiction certifying death, or a written statement by a medical doctor who attended the deceased at the time of death; and (3) any additional forms, documentation, and written payment instructions necessary to process a Death Benefit claim, in a form satisfactory to Us.


IC-455000                                                               Page 6

"Proof of Disability"

(1) A completed waiver of disability form as provided by Us; or (2) any other proof satisfactory to Us.

"Separate Account"

A segregated asset account that receives and invests the Net Premium and transfers allocated to it. The assets of the Separate Account are segregated from Our other assets and shall not be chargeable with liabilities arising out of any other business We may conduct. The Separate Account consists of various Subaccounts.

"Subaccount"

A division of the Separate Account which purchases shares of a corresponding Underlying Fund. The Subaccounts available to a Participant are shown on the Annuity Data page(s).

"Surrender Value"

The amount a Participant would receive upon surrender. It is equal to the Participant Account Value adjusted by any Market Value Adjustment, less any applicable surrender charges and a proportionate amount of any applicable Annual Maintenance Fee.

"Underlying Funds"

Open-end diversified management investment companies registered under the Investment Company Act of 1940, as amended, each with a specific investment objective. Information about Underlying Funds is contained in their respective current prospectuses.

"Valuation Date"

Any day on which the New York Stock Exchange is open for trading and on which the net asset value of each share of the Underlying Fund(s) is determined.

"Valuation Period"

The period from the end of a Valuation Date to the end of the next Valuation Date, excluding the day the period begins and including the day it ends.

"Variable Account"

A Participant's portion of the Separate Account, set up to receive the Net Premium and transfers allocated to the Separate Account under the Participant Account.

"Variable Account Value"

The dollar value of the Variable Account prior to the time annuity payments begin.

"Variable Accumulation Unit"

A unit of measurement used to determine the value of a Subaccount at or before the time annuity payments begin.

"Variable Annuity Unit"

A unit of measurement used to determine the amount payable from a Subaccount for an annuity payment.

"We", "Us", "Our", "Company"

Horace Mann Life Insurance Company.

"Withdrawal Value"

A reduction in the Participant Account Value, not including surrender or loans, as requested by a Participant. It is equal to the amount We distribute, per the request, plus any applicable surrender charge and any applicable negative Market Value Adjustment.


GENERAL CONTRACT INFORMATION

OWNERSHIP

The Contract Owner is the entity identified as the owner of this Contract. Each eligible employee for whom a Participant Account has been established and for whom Premium Payment has been received by Us is a Participant.

Neither this Contract nor any Certificate issued hereunder may be forfeited, waived, relinquished, transferred, or assigned unless by court order.

The exercise of a Participant's rights will be subject to any limits imposed by a written Plan Document governing the Plan.

ANNUITANT

The Participant named on the Annuity Data pages of a Certificate is the Annuitant and the person on whose life annuity payments are based.

BENEFICIARY(IES)


IC-455000                                                               Page 7

The Beneficiary(ies) will receive their portion of the Death Benefit or under certain circumstances, their portion of any remaining annuity payments when a Participant dies. The Beneficiary(ies) will be the person(s) named as such in the enrollment form, unless later changed.

A Participant may name new Beneficiaries by submitting to Us a signed request in a form satisfactory to Us. Upon receipt at Our Home Office, the request is effective as of the date the Participant signed it, subject to any action We took before We received the request.

If a Participant does not name a Beneficiary or if the Beneficiary named is no longer living, the Beneficiary(ies) will be:

     o    The Participant's spouse if living, otherwise;

     o    The Participant's children equally, if living, otherwise;

     o    The Participant's estate.

We will pay multiple Beneficiaries according to the most recent written instructions We have received from the Participant at Our Home Office. If We do not have any written instructions, We will pay the Death Benefit or any remaining annuity payments in equal shares to the Beneficiaries. If there is more than one Beneficiary in a class and one of the Beneficiaries predeceases the Participant, We will pay the Death Benefit or any remaining annuity payments in equal shares to the surviving Beneficiaries in that class.


ACCUMULATION PHASE

PREMIUM PAYMENTS

This is a flexible premium Contract. The Contract Owner will remit to Us all Premium Payments made by or on behalf of the Participants. The amount of the Premium Payments for any Participant will be the amount elected by the Participant plus Contract Owner Premium Payments for that Participant, if any. Any Contract Owner Net Premium will be deposited into the Contract Account; any Participant Net Premium will be deposited into the Certificate Account. A Participant's minimum Premium Payments are shown on the Annuity Data pages of the Certificate. A Participant's maximum premium limits will be governed by the laws of the state of his/her residence and IRS regulations. All Premium Payments are payable to Us at Our Home Office. A receipt will be provided if requested.

Net Premium for a Certificate will be allocated to the General Fixed Account, Guarantee Period Account(s) and/or Variable Account as the Participant elected in his/her most recent allocation instructions. We reserve the right to set a maximum number of Subaccounts to which allocations can be made at any one time.

Additional Net Premium received after the initial Net Premium will be processed as of the end of the Valuation Period during which We receive the payment at Our Home Office. Details on how the initial Net Premium is processed can be found in the Separate Account prospectus.

Premium Payments for a Certificate may be stopped or resumed at any time before the Annuity Date, if the Certificate has not been surrendered or terminated.

If a Participant surrenders his/her Certificate, he/she may receive an amount less than the Participant Account Value because a surrender charge and Market Value Adjustment may apply.

If no Premium Payment has been received for a Certificate for two years and the Participant Account Value to be applied under any annuity option is less than $2,000 or not enough to provide an initial annuity payment of at least $20, and federal tax law and state law permit, We reserve the right to:

     o    change the payment frequency to make the initial payment at least $20;
          or

     o terminate the Certificate and pay the Participant Account Value in a lump sum. Thereafter, We will be free of any liability for the terminated Certificate.

FIXED ACCOUNT VALUE


IC-455000                                                               Page 8


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The Fixed Account Value is increased by: the Net Premium allocated to it, any transfers from the Variable Account, and the interest credited.

The Fixed Account Value is decreased by: any Withdrawal Value, any transfers to the Variable Account, any outstanding balance on loans taken from the Fixed Account; any Surrender Value, Death Benefit, or Annuitized Value paid or applied; and Certificate charges.

Any Market Value Adjustment may result in an upward or downward adjustment of the amount withdrawn, transferred, surrendered, or annuitized.

FIXED ACCOUNT INTEREST

Guaranteed interest will be credited to the Fixed Account Value daily. We may pay interest in excess of the guaranteed amount. This interest may vary from time to time and is not guaranteed. The Guarantee Period Account(s) interest rate(s) will never be less than the Fixed Account guaranteed interest rate and will be guaranteed for the duration of the Guarantee Period. We begin crediting interest to any Net Premium after the initial Net Premium from the date We receive the Net Premium in Our Home Office. We begin crediting interest to transfers from the Variable Account from the date We receive the transfer request in Our Home Office or as of a future date per a Participant's request.

GUARANTEE PERIOD ACCOUNT

Prior to the Annuity Date, the Participant has the option to elect to allocate or transfer all or part of his/her Participant Account Value into any available Guarantee Period Account. The available Guarantee Period Account(s) are identified on the Annuity Data pages of this Contract. We may offer Guarantee Period Account(s) in addition to those identified on the Annuity Data pages. Guarantee Period Account(s) will be offered at Our discretion but will never be for a Guarantee Period of less than one year. We reserve the right to set a maximum number of Guarantee Period Accounts in which a Participant may invest at any one time.

Each Premium Payment received or amount transferred to a Guarantee Period Account will have its own Guarantee Period and interest rate that will be guaranteed for the duration of the Guarantee Period. We may pay interest in excess of the Fixed Account guaranteed interest rate. Any monies allocated to a Guarantee Period Account while we are crediting a higher interest rate are guaranteed to earn that rate until the Guarantee Period matures.

Upon the Guarantee Period Expiration Date, and prior to the Guarantee Period Maturity Date, the Participant may elect to transfer the Guarantee Period Account Value into the General Fixed Account, any Guarantee Period Account(s) and/or the Variable Account. No Market Value Adjustment will apply.

If no election is made prior to the Guarantee Period Maturity Date, the Guarantee Period Account Value will be transferred to and held in a money market Subaccount of the Separate Account. The Participant may elect to leave the Guarantee Period Account Value in the money market Subaccount or transfer the value to the General Fixed Account, any Guarantee Period Account(s) and/or the Variable Account. Notification of the Guarantee Period(s) scheduled to expire and mature in the following quarter will be provided at the end of each calendar quarter.

MARKET VALUE ADJUSTMENT

A Market Value Adjustment is an increase or decrease in withdrawal payments, surrender payment, transfers from a Guarantee Period Account to the General Fixed Account or Variable Account, transfers between Guarantee Period Account(s), or in the amount applied to an annuity option. A Market Value Adjustment reflects changes in the level of prevailing current interest rates since the beginning of the relevant Guarantee Period. A positive Market Value Adjustment is an increase in value and a negative Market Value Adjustment is a reduction in value. Any negative Market Value Adjustment will be waived to the extent it would decrease the Fixed Account Value below the Fixed Net


IC-455000                                                               Page 9


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Premium [accumulated at the Fixed Account guaranteed interest rate as shown on the Annuity Data pages of the Certificate,] less any outstanding loan balance.

As used in this provision, 'Treasury Rate' means the U.S. Treasury Note Constant Maturity yield as reported in the Federal Reserve Bulletin Release H.15. Each Market Value Adjustment is based on the following:

I = the Treasury Rate for a maturity equal to the relevant Guarantee Period for the week preceding the establishment of the Guarantee Period.

J = the Treasury Rate for a maturity equal to the relevant Guarantee Period for the week preceding the receipt of the transfer, surrender, withdrawal, or annuitization request. However, J is limited to 3 percent above or below I for the Market Value Adjustment, regardless of the current interest crediting rate.

N = the number of whole or partial years from the date We receive the transfer, surrender, withdrawal, or annuitization request until the Guarantee Period Expiration Date.

An adjustment factor is determined from the following formula:

                          .9 x {I - (J + .0025)} x N.

Any amount applied to an annuity option or transferred or withdrawn or surrendered from the Participant Account Value, which is subject to a Market Value Adjustment, is multiplied by the adjustment factor to determine the amount of the Market Value Adjustment. No Market Value Adjustment will apply to amounts in a Guarantee Period Account between the applicable Guarantee Period Expiration Date and Guarantee Period Maturity Date.

VARIABLE ACCOUNT VALUE

The Variable Account will receive the Net Premium allocated to it and dollar amounts transferred from the Fixed Account. We will allocate these amounts, as a Participant instructs, to the Subaccount(s) of Our Separate Account. Transfers of Participant Account Value will be processed as of the end of the Valuation Period of the later of the date We receive the Participant's request in Our Home Office or as of a future date per the Participant's request.

The number of Variable Accumulation Units in a Subaccount on any date is equal to:

     o the sum of Variable Accumulation Units that have been added through Net Premium and transfers; minus

     o the sum of Variable Accumulation Units that have been deducted through any transfers; any Surrender Value, Withdrawal Value or Death Benefit paid; any Annuitized Value applied; and Certificate charges.

Within each Subaccount, the value of a Variable Accumulation Unit is determined on a Valuation Date by:

     o valuing the underlying securities within a Subaccount, and adding any dividends or other distributions;

     o deducting operating expenses, the mortality and expense risk fee and any applicable rider charges; and

     o dividing the results by the outstanding number of all Variable Accumulation Units of that Subaccount.

The increase or decrease in the number of Variable Accumulation Units from a particular transaction is determined by dividing the dollar amount of the transaction by the value of a Variable Accumulation Unit of the appropriate Subaccount(s) as of the end of the Valuation Period in which the transaction occurred.

The value of the net assets in the Separate Account shall be taken at their fair market value, or where there is no readily available market, their fair value, as determined in accordance with generally accepted accounting practice and applicable laws and regulations.

SEPARATE ACCOUNT

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended. The Separate Account also is subject to the laws of the State of Illinois.


IC-455000                                                               Page 10


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Although We own the assets in the Separate Account, these assets are held separately from Our other assets and are not part of Our general account. The assets in the Separate Account are used to support the operation of and provide the variable values and benefits for this Contract and other similar contracts. With respect to the Separate Account, income, gains and losses, whether realized or unrealized, from assets allocated to the Separate Account are credited to or charged against the Separate Account, without regard to the income, gains or losses of Our general account or any other separate account. The portion of the assets of the Separate Account equal to the reserves and contract liabilities of the Separate Account are not chargeable with liabilities that arise from any other business that We conduct. We have the right to transfer to Our general account any assets of the Separate Account that are in excess of such reserves and other liabilities.

SUBACCOUNTS

The Separate Account is divided into Subaccounts. The Subaccounts a Participant elected under his/her Certificate as of the Certificate Date are listed on the Annuity Data pages of the Certificate. Each Subaccount's income, gains and losses, realized or unrealized, are credited to or charged against such Subaccount, without regard to income, gains or losses of any other Subaccount.

Each Subaccount invests exclusively in shares of a corresponding Underlying Fund. Shares of an Underlying Fund are purchased at their net asset value per share. Any amounts of income, dividends and gains distributed from the shares of an Underlying Fund are reinvested in additional shares of that Underlying Fund at its net asset value.

We reserve the right to administer any redemption fees imposed by one or more Underlying Funds. Further details are in the Separate Account and Underlying Fund prospectuses.

CHANGES TO THE SEPARATE ACCOUNT AND SUBACCOUNTS

Unless prohibited by applicable law, We may:

     o    create new separate accounts;

     o    combine separate accounts, including the Separate Account;

     o    transfer assets of the Separate Account to another separate account;

     o add new Subaccounts to or remove existing Subaccounts from the Separate Account, or combine Subaccounts;

     o make Subaccounts, including new Subaccounts, available to such classes of Contracts as We may determine;

     o    add new Underlying Funds or remove existing Underlying Funds;

     o substitute new Underlying Funds for any existing Underlying Fund with shares that no longer are available for investment by the Separate Account;

     o substitute new Underlying Funds for any existing Underlying Fund that We determine is no longer appropriate in view of the objectives of the Separate Account;

     o register and deregister the Separate Account under the Investment Company Act of 1940; and

     o operate the Separate Account under the direction of a committee or in any other form permitted by law.

No substitutions will be made until any prior required approval has been received from the Securities and Exchange Commission and any state governmental agency.

In the event of any substitution or change, We may, by endorsement, make such changes in this Contract, any Certificate issued hereunder, and other contracts as may be necessary or appropriate to reflect the substitution or change.


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


TRANSFERS

Subject to Our right to impose restrictions on transfers, as set forth in this Contract, a Participant may transfer his/her Participant Account Value between the General Fixed Account, Guarantee Period Account(s) and the various Subaccounts. A Market Value Adjustment may apply.

We reserve the right to set a maximum number of Subaccounts in which a Participant may invest at any one time. No transfers are allowed after the Annuity Date.

The transfer request must be sent to Our Home Office. Transfers will be effective as of the end of the Valuation Period during which We receive the request at Our Home Office, or as of the end of the Valuation Period during which a requested future date falls.

We may not accept or We may defer transfers at any time when We are unable to purchase or redeem shares of an Underlying Fund.

TRANSFER RESTRICTIONS

Prior to the Annuity Date, We reserve the right to limit transfers from the General Fixed Account in the following ways:

     a. Allow no more than 25 percent of the General Fixed Account Value to be transferred to one or more Guarantee Period Accounts or Subaccounts during any 365 day period.

     b. If a request to transfer the total General Fixed Account Value to one or more Guarantee Period Accounts or Subaccounts is received, the General Fixed Account Value would have to be transferred over a four year period. In that case, no more than 25 percent of the amount being transferred will be transferred in any year prior to the year of the final transfer.

The Contract and Certificates are not designed for individuals, advisers, professional market timing organizations, or other persons whose trading strategies are designed to exploit inefficiencies in the pricing of Underlying Funds in which the Subaccounts invest. We reserve the right to reject any transfer requests believed to be made for the purpose of market timing or for any other purpose that We, in Our sole discretion, determine to be potentially detrimental to other shareholders of an Underlying Fund. We reserve the right to limit transfers or to refuse any transfer request if We are informed by one or more Underlying Funds that they intend to restrict the purchase of portfolio shares because of excessive trading or because they believe that a specific transfer or group of transfers would have a detrimental effect on the price of the portfolio shares. We will notify any Participant in writing of any action taken to restrict transfer privileges.

We also reserve the right to administer any redemption fees imposed by one or more Underlying Funds. Further details are in the Separate Account and Underlying Fund prospectuses.


SURRENDER AND WITHDRAWAL

SURRENDER

A Participant may surrender his/her Certificate before the Annuity Date and We will pay the Surrender Value. All requests must be received at Our Home Office in a form satisfactory to Us.

A surrender terminates the Certificate. Thereafter, We will be free of any liability for the terminated Certificate.

The Surrender Value of a Certificate is not less than the minimum required by the state in which it was delivered. The Surrender Value is equal to the Participant Account Value adjusted by any Market Value Adjustment, less any applicable surrender charges and a proportionate amount of any applicable Annual Maintenance Fee.

The surrender charges are shown on the Annuity Data pages.

The minimum amount that a Participant will ever receive from the Fixed Account equals 87.5 percent of the Fixed Net Premium accumulated at the Fixed Account guaranteed interest rate as shown on the Annuity Data pages of the Certificate, less any outstanding loan balance.



IC-455000                                                               Page 12

Payment of the Fixed Account portion of the Surrender Value usually occurs within 30 calendar days after the date We receive the surrender request. If payment is deferred after 30 calendar days, We will continue to credit the applicable interest rate. We reserve the right to defer payment of the Fixed Account portion of the Surrender Value for a period not to exceed six months, but only after We have made written request and received written approval of the insurance department of the state in which this Contract was delivered.

We will send the Variable Account portion of the Surrender Value within seven calendar days after We receive the surrender request.

WITHDRAWAL

A Participant has the right to withdraw part of his/her Participant Account Value before the Annuity Date. All requests must be received in Our Home Office in a form satisfactory to Us. The Participant Account Value will be reduced by the amount We distribute, per the withdrawal request, and any applicable surrender charge. For withdrawals from a Guarantee Period Account, the amount distributed will also be increased by a positive Market Value Adjustment or reduced by a negative Market Value Adjustment. Any one withdrawal must be an amount not less than the minimum withdrawal amount shown on the Annuity Data pages.

Any applicable surrender charges and Market Value Adjustment will be waived under certain conditions, as described below:

[10] PERCENT PENALTY FREE

In any given Certificate Year, We will waive surrender charges and any Market Value Adjustment on withdrawal(s) or surrender in a cumulative amount up to [10] percent of the Premium Payments received for the Certificate and not assumed to have been previously withdrawn.

DISABILITY

Upon a Participant's continuing total disability and receipt of his/her request for a withdrawal or surrender, We will waive any applicable surrender charge and Market Value Adjustment. The Participant's continuing total disability, as defined by Section 72(m)(7) of the Internal Revenue Code, must begin at least three months immediately prior to receipt of the surrender or withdrawal request. Proof of Disability is required.

Internal Revenue Code Section 72(m)(7) defines totally disabled as unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued and indefinite duration.

FINANCIAL HARDSHIP

No surrender charge or Market Value Adjustment will apply on withdrawals taken on account of financial hardship in accordance with the terms set forth in the Plan Document.

REQUIRED MINIMUM DISTRIBUTIONS

We will waive any applicable surrender charge and Market Value Adjustment on withdrawals taken to satisfy required minimum distributions based on the Participant Account Value of a Certificate that are required by the Internal Revenue Code.

DEATH BENEFIT

The Death Benefit is the greater of:

     1.   the Participant Account Value; or

     2.   the Death Benefit provided in any rider attached to the Certificate.

We will calculate the Death Benefit as of the date We receive Proof of Death of the Participant at Our Home Office. The Death Benefit will include interest accrued from the date We receive Proof of Death to the date of payment.

We will pay the Death Benefit when We receive Proof of Death for the Participant while the Certificate is in force and before the Annuity Date.


IC-455000                                                               Page 13

If death occurs prior to the Annuity Date, the Participant's Beneficiary(ies) may elect to:

     1.   receive the Death Benefit in a lump sum; or

     2.   apply the Death Benefit to an annuity option.

If the Beneficiary is not the Participant's surviving spouse, the Death Benefit proceeds under the Certificate must be distributed within five years after the date of death if the Beneficiary(ies) choose to receive the Death Benefit in a lump sum.

If the Beneficiary is not the Participant's surviving spouse, and an annuity option is elected, payments from the annuity option must begin within one year of the date of death. Guaranteed annuity payments cannot extend beyond the life expectancy of the Beneficiary(ies), as defined by the Internal Revenue Code.

The decision to receive the Death Benefit in a lump sum or apply the Death Benefit value to an annuity option must be made within 60 days of when the Death Benefit became payable.

If the Beneficiary is the Participant's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Participant would have turned age 70 1/2.


INCOME PHASE

ANNUITY DATE

The annuity payments made to a Participant will begin on the Annuity Date. The Annuity Date is the date the Annuitized Value is applied to an annuity option. The anticipated Annuity Date is shown on the Annuity Data pages of the Certificate. The Participant may change the anticipated Annuity Date by notifying Us at least 30 days prior to this date.

The Annuity Date may be any date prior to the later of the Annuitant's 95th birthday or the 10th Certificate Anniversary.

ANNUITY PAYMENTS

Guaranteed payments from a fixed annuity option remain level except in the case of a joint and survivor annuity with an other than 100 percent survivor option. Payments from a variable annuity option will change as described below.

The Annuitized Value applied to purchase variable annuity payments will be allocated to the Subaccount(s) as a Participant instructs. Not all Subaccount(s) may be available for annuity payments. The first monthly annuity payment purchased per $1,000 applied to each Subaccount under a variable annuity option will be the same amount as the initial monthly annuity payment purchased per $1,000 applied to the corresponding fixed annuity option as shown on the Fixed Account Minimum Monthly Annuity Option Payments tables.

After the Annuity Date, the variable annuity payment of each Subaccount is determined by multiplying the number of Variable Annuity Units by the value of such unit for the corresponding Subaccount.

Within each Subaccount, the number of Variable Annuity Units is determined by dividing:

     o    the amount of the first payment from that Subaccount; by

     o the value of a Variable Annuity Unit in the appropriate Subaccount on the Valuation Date coincident with the date that the Annuitized Value was applied toward the variable annuity option(s).

Under Annuity Option A, the number of such units will not change when figuring the second and subsequent payments. Under Annuity Option C, upon the death of one Annuitant, the selected survivor option percentage will be applied to the number of Variable Annuity Units.

The second and subsequent payment(s) will be based on the investment experience of the Underlying Fund(s) and will be affected by the mortality and expense risk fee and the assumed interest rate. The value of each Variable Annuity




IC-455000                                                               Page 14

Unit for each Subaccount was initially set at $10 as of the date annuity payments were first calculated. Subsequent Variable Annuity Unit values of any Subaccount are determined by multiplying the previous Variable Annuity Unit value by the current net investment factor.

The current net investment factor for each Subaccount is computed by dividing
(a) by (b) and multiplying by (c) where:

     (a) is the current net asset value per share on the last Valuation Date of the current Valuation Period plus any dividends or other distributions in the current Valuation Period;

     (b) is the net asset value of such shares on the last Valuation Date of the preceding Valuation Period;

     (c) is annually equal to one divided by the sum of one plus the assumed interest rate and the mortality and expense risk fee.

          This amount is adjusted to a rate applicable for the Valuation Period. The assumed interest rate is shown on the Annuity Data pages.

If the current net investment factor is equal to one, monthly payments from that Subaccount will remain level. If the current net investment factor is greater than one, the monthly payments from that Subaccount will increase. Conversely, if the current net investment factor is less than one, the payments from that Subaccount will decrease.

ANNUITY PAYMENTS' TERMS AND CONDITIONS

This Contract's underlying Certificates provide for fixed or variable annuity options or a combination of both.

The initial monthly annuity payment purchased by each $1,000 of Annuitized Value depends on the annuity option selected. The minimum fixed annuity payments are based upon the Annuity 2000 Mortality Table and 2 percent interest. The fixed annuity payments under the Certificates may be increased by Us.

If We do not receive written election of an annuity option from a Participant at Our Home Office at least 30 days before the anticipated Annuity Date, the annuity option will be Life Annuity with Payments Guaranteed for 10 Years. The Annuitized Value will be allocated to this option as follows:

     1. the Fixed Account Value will be applied to purchase a monthly fixed annuity.

     2. the Variable Account Value will be applied to purchase a monthly variable annuity.

Annuity payments may also be available in quarterly, semi-annual, and annual installments. The minimum amount required to establish an annuity option is shown on the Annuity Data pages.

If a Participant chooses an annuity option payable over the lifetime of an Annuitant, We may require:

     o proof of both the Annuitant's and any joint Annuitant's age and sex before annuity payments begin; and

     o proof that the Annuitant and any joint Annuitant are still living before We make each payment.

A lump sum settlement is available under the Certificates. A lump sum settlement payment is equal to the Surrender Value.

If a Participant dies on or after the Annuity Date and before the entire interest in his/her Certificate has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the original method of distribution being used as of the date of such Participant's death.

ANNUITY OPTIONS

Prior to the Annuity Date, a Participant may select any of the following options. Annuity options are available on both a fixed and variable payment basis unless otherwise stated.

Guarantee Period Account(s) are not available for annuity options.

We reserve the right to make available other annuity options.


IC-455000                                                               Page 15

OPTION A, LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR LIFE ONLY, 10,
15, OR 20 YEARS

Annuity payments are made to the Participant beginning on the Annuity Date. The annuity payments will be based upon the number of guaranteed payments selected, and the age and sex of the Annuitant on the Annuity Date. Annuity payments for this annuity option will continue as long as the Annuitant lives, or until all guaranteed payments have been made, whichever is later.

Guaranteed annuity payments cannot extend beyond the life expectancy of the Annuitant, as defined by the Internal Revenue Code.

If the Participant dies before all annuity payments have been made, the remaining annuity payments will be paid to the Beneficiary(ies) as scheduled.

After the Annuity Date, this annuity option cannot be changed and withdrawals cannot be made.

The minimum monthly fixed annuity payments purchased per $1,000 applied for this option are located on the Fixed Account Minimum Monthly Annuity Option Payments tables.

OPTION B, PAYMENTS FOR A SPECIFIED PERIOD

Annuity payments are made to the Participant beginning on the Annuity Date and continue for the specified period of time elected. The specified period can be as short as five years or as long as 30 years, so long as the payments extend beyond the 10th Certificate Anniversary. This option is available on a fixed payment basis only.

Annuity payments cannot extend beyond the life expectancy of the Annuitant, as defined by the Internal Revenue Code.

If the Participant dies before all annuity payments have been made, the remaining annuity payments will be paid to the Beneficiary(ies) as scheduled.

After the Annuity Date, the Participant may change this annuity option, withdraw a portion of the Annuitized Value (subject to the minimum withdrawal amount shown on the Annuity Data pages) or surrender this option. Any change or withdrawal the Participant makes may affect annuity payments received thereafter. Surrender charges may apply. If the Participant surrenders this option, the annuity payments will cease and the Certificate will terminate. Thereafter, We will be free of any liability for the terminated Certificate.

The minimum monthly fixed annuity payments purchased per $1,000 applied for this option are located on the Fixed Account Minimum Monthly Annuity Option Payments tables.

OPTION C, JOINT AND SURVIVOR ANNUITY

Annuity payments are made to the Participant beginning on the Annuity Date. The annuity payments will be based upon the specific survivor option selected, and the age and sex of the two Annuitants on the Annuity Date.

The available survivor options are to pay during the lifetime of the survivor:
(1) 50 percent; (2) two-thirds; or (3) 100 percent of the annuity payments paid while both Annuitants were living.

Upon the death of one Annuitant, the selected survivor option percentage will be applied to determine the remaining payments during the lifetime of the survivor. Upon the death of the survivor, annuity payments cease.

After the Annuity Date, this annuity option cannot be changed and withdrawals cannot be made.

The minimum monthly fixed annuity payments purchased per $1,000 applied for this option are located on the Fixed Account Minimum Monthly Annuity Option Payments tables.

Additional annuity option information is available upon request.


CERTIFICATE CHARGES

ANNUAL MAINTENANCE FEE

If applicable, the Annual Maintenance Fee is deducted from the Participant Account Value on


IC-455000                                                               Page 16
each Certificate Anniversary date; a proportionate amount of the annual fee will be deducted upon surrender of a Certificate. The Annual Maintenance Fee is deducted from the Subaccount containing the greatest value or from the Fixed Account when none of the Subaccounts have sufficient value. When the Annual Maintenance Fee is deducted from the Fixed Account, it may be assessed against any amount held in the Fixed Account, including guaranteed interest. This charge is shown on the Annuity Data pages and helps cover the cost of general maintenance of the Contract and Certificates.

MORTALITY AND EXPENSE RISK FEE

To compensate Us for the mortality and expense risks We assume under the Contract and Certificates, We will charge the Subaccounts a fee equivalent to the mortality and expense risk fee shown on the Annuity Data pages. Further details of this fee are in the Separate Account prospectus.

RIDER CHARGES

We will charge the Fixed and/or Variable Account a charge for each rider for which rider charges apply. Rider charge amount(s) are shown on the Annuity Data pages.

SURRENDER CHARGE

A surrender charge may be imposed on certain surrenders and withdrawals under the Certificates. The surrender charges are shown on the Annuity Data pages. The surrender charges are expressed as a percentage of Premium Payment(s) that are surrendered or withdrawn. The charges are based on the Premium Year of each Premium Payment surrendered or withdrawn. The Participant may specify the account(s) and/or Subaccount(s) from which any withdrawal is to be deducted. For the purpose of determining the surrender charge, it will be assumed that withdrawals will be deducted in the following way:

     1.   from the Premium Payments paid on a first in first out basis; then

     2.   from any Variable Account earnings; and any Fixed Account interest.

When a withdrawal occurs for which surrender charges are waived, no Premium Payments will be assumed to have been withdrawn. Once a Premium Payment is assumed to be withdrawn for surrender charge purposes, it will not be assumed to be withdrawn for any subsequent withdrawal or surrender. Surrender charges on all Premium Payments cease on the [10th] Certificate Anniversary, as shown on the Annuity Data pages.

TAXES

Any premium taxes relating to a Certificate will be deducted from the premium or deducted from the Annuitized Value, when applicable. Such premium taxes and the time of deduction of those taxes will be determined by the Participant's current place of residence. Any income tax withholdings relating to a Certificate will be deducted from any distribution.


OTHER TERMS OF THE CONTRACT

These pages, including a copy of the application, any Letter Agreement, and any attached endorsements or riders, are the entire Contract. We issued it based upon the Contract Owner's application.

The statements made in the application, in the absence of fraud, will be treated as representations and not as warranties.

Only Our president, vice president, or the corporate secretary has the authority to change this Contract. No agent may do this. Any change or alteration made to this Contract must be in writing and approved by an authorized officer of the Company.

INCONTESTABILITY

This Contract will be incontestable after the Contract Date.


IC-455000                                                               Page 17

MISSTATEMENT OF AGE OR SEX

If any age or sex has been misstated, We will pay annuity payments in the amount which would have been paid at the correct age and sex. Any overpayments We have made to a Participant, including interest, will be deducted from future payments to the Participant. Any under payments, including interest, will be paid in a lump sum to the Participant if living, otherwise the Beneficiary(ies). The interest rate will be equal to the guaranteed interest rate after the Annuity Date as indicated on the Annuity Data pages. We may pay interest in excess of the guaranteed amount. This interest may vary from time to time and is not guaranteed.

CONTRACT MODIFICATION

This Contract may be modified only by written agreement between the Company and the Contract Owner, and such modifications will become part of this Contract.

Either the Contract Owner or the Company may terminate the Premium Payments under this Contract by giving at least 90 days advance written notice to the other.

After termination of Premium Payments the Company shall continue to administer all Participant Accounts in accordance with the provisions of this Contract except no additional premiums will be accepted. We will maintain each Participant Account until such time the Participant Account Value is required to be distributed in accordance with the terms set forth in the Plan Document. Surrender charges and the Market Value Adjustment may apply. Thereafter, We will be free of any liability for any such terminated Certificate.

CONFORMITY WITH STATE LAW

This Contract is subject to the laws of the state in which it was delivered. If any part of this Contract does not comply with the law, it will be interpreted by Us as if it did.

This Contract may be changed by Us to maintain compliance with applicable state and federal law.

PROOF OF AGE AND SURVIVAL

We reserve the right to require proof of any Annuitant's age prior to the Annuity Date. In addition, for life contingent annuity options, We may require evidence of survival of any Annuitant(s) periodically on or after the Annuity Date.

SETTLEMENTS

We may require that a Certificate be returned to Us prior to any settlement of such Certificate. We must receive Proof of Death before the settlement of a death claim. Any Surrender Value or Death Benefit will be no less than the minimum benefits required by the statutes of the state in which this Contract was delivered. Payment of the Surrender Value or Death Benefit under a Certificate will terminate that Certificate. Thereafter, We will be free of any liability for the terminated Certificate.

PERIODIC REPORTS

At least once a year, prior to the Annuity Date, We will send each Participant a statement stating the Participant Account Value, Surrender Value, Premium Payments, any credited interest, and other information as of a stated date not more than two months prior to the date of mailing. We will provide a Participant with Participant Account Value information at any time upon request.


IC-455000                                                               Page 18

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

GROUP FLEXIBLE PREMIUM DEFERRED
VARIABLE ANNUITY CONTRACT


IC-455000

                                                              (HORACE MANN LOGO)


HORACE MANN LIFE INSURANCE COMPANY
HOME OFFICE:    1 Horace Mann Plaza
                Springfield, Illinois 62715

GUARANTEED MINIMUM DEATH BENEFIT RIDER -- RETURN OF PREMIUM

This Rider is made a part of the Certificate to which this Rider is attached. All definitions, provisions, and exceptions of the Certificate apply to this Rider unless changed by this Rider. Terms not defined in this Rider have the meaning given to them in the Certificate. Any provision of the Certificate inconsistent with the provisions of this Rider is amended accordingly. All other provisions of the Certificate remain in full force and effect.

EFFECTIVE DATE

This Rider is effective as of the Certificate Date.

DEATH BENEFIT

Prior to the Annuity Date, the Death Benefit is equal to the greatest of:

     1.   the Participant Account Value; or

     2. the Death Benefit provided in any other rider attached to the Certificate; or

     3.   the Return of Premium Death Benefit described in this Rider.

RETURN OF PREMIUM DEATH BENEFIT

The Return of Premium Death Benefit is determined as follows:

On the Certificate Date, the Return of Premium Death Benefit is equal to the initial Net Premium received. The Return of Premium Death Benefit is increased by any subsequent Net Premium received, and decreased by an adjustment for any withdrawals and an adjustment for any outstanding loan balance.

An adjustment for any withdrawal is determined by dividing the withdrawal amount by the sum of the Participant Account Value and any Loan Reserve Account Value (as defined in the loan section of the attached endorsement), immediately prior to the withdrawal and multiplying the resulting fraction by the Return of Premium Death Benefit immediately prior to the withdrawal.

The Return of Premium Death Benefit will be adjusted by any outstanding loan balance at the time We receive Proof of Death of the Participant.

We will calculate the Death Benefit as of the date We receive Proof of Death of the Participant at Our Home Office.

RIDER CHARGE

Any charge for this Rider is shown on the Annuity Data pages and is guaranteed not to increase after this Rider has been issued.

We will deduct any Variable Account charge for this Rider from the Participant Account Value held in the Subaccounts. We will deduct any Fixed Account charge for this Rider from any applicable premium bonus, any interest We pay on the premium bonus, and any interest We may pay in excess of the Fixed Account guaranteed interest with respect to any other amount held in the Fixed Account. To the extent any Fixed Account charge for all elected Riders exceeds these amounts, no deduction will be made.

RIDER TERMINATION

This Rider cannot be terminated by the Contract Owner or the Participant after the Certificate Date. This Rider terminates upon the earliest of:

     a. when the Participant applies his/her Annuitized Value to an annuity option, as described in the Certificate; or

     b.   the date the Certificate terminates due to surrender or death; or

     c. if the Contract Owner requires that the Participant Account Value be distributed. See the "Contract modification" section of the Certificate.


         /s/ Louis G. Lower               /s/ Ann M. Caparros
         President                        Corporate Secretary


IC-AR0007

                                                              (HORACE MANN LOGO)


HORACE MANN LIFE INSURANCE COMPANY
HOME OFFICE:   1 Horace Mann Plaza
               Springfield, Illinois 62715

GUARANTEED MINIMUM DEATH BENEFIT RIDER -- RETURN OF PREMIUM WITH INTEREST

This Rider is made a part of the Certificate to which this Rider is attached. All definitions, provisions, and exceptions of the Certificate apply to this Rider unless changed by this Rider. Terms not defined in this Rider have the meaning given to them in the Certificate. Any provision of the Certificate inconsistent with the provisions of this Rider is amended accordingly. All other provisions of the Certificate remain in full force and effect.

EFFECTIVE DATE

This Rider is effective as of the Certificate Date.

DEATH BENEFIT

Prior to the Annuity Date, the Death Benefit is equal to the greatest of:

     1.   the Participant Account Value; or

     2. the Death Benefit provided in any other rider attached to the Certificate; or

     3. the Return of Premium with Interest Death Benefit described in this Rider.

RETURN OF PREMIUM WITH INTEREST DEATH BENEFIT

The Return of Premium with Interest Death Benefit is determined as follows:

On the Certificate Date, the Return of Premium with Interest Death Benefit is equal to the initial Net Premium received. The Return of Premium with Interest Death Benefit is increased by any subsequent Net Premium received, decreased by an adjustment for any withdrawals, and is accumulated at the following interest rates:

     1. [X.XX] percent prior to and upon the Certificate Anniversary immediately following the Participant's attainment of age 80.

     2.   [0] percent thereafter.

An adjustment for any withdrawal is determined by dividing the withdrawal amount by the sum of the Participant Account Value and any Loan Reserve Account Value (as defined in the loan section of the attached endorsement), immediately prior to the withdrawal and multiplying the resulting fraction by the Return of Premium with Interest Death Benefit immediately prior to the withdrawal.

The Return of Premium with Interest Death Benefit will be adjusted by any outstanding loan balance at the time We receive Proof of Death of the Participant.

We will calculate the Death Benefit as of the date We receive Proof of Death of the Participant in Our Home Office.

MAXIMUM RETURN OF PREMIUM WITH INTEREST DEATH BENEFIT VALUE

The amount of the Return of Premium with Interest Death Benefit shall not exceed an amount equal to 200 percent of Net Premium, less any adjustments for withdrawals, and less an adjustment for any outstanding loan balance as of the date We receive Proof of Death.

RIDER CHARGE

Any charge for this Rider is shown on the Annuity Data pages and is guaranteed not to increase after this Rider has been issued.

We will deduct any Variable Account charge for this Rider from the Participant Account Value

IC-AR0008
held in the Subaccounts. We will deduct any Fixed Account charge for this Rider from any applicable premium bonus, any interest We pay on the premium bonus, and any interest We may pay in excess of the Fixed Account guaranteed interest with respect to any other amount held in the Fixed Account. To the extent any Fixed Account charge for all elected Riders exceeds these amounts, no deduction will be made.

RIDER RESTRICTIONS

We reserve the right to restrict allocations or transfers to the Fixed Account or any of the Subaccounts.


RIDER TERMINATION

This Rider cannot be terminated by the Contract Owner or the Participant after the Certificate Date. This Rider terminates upon the earliest of:

     a. when the Participant applies his/her Annuitized Value to an annuity option, as described in the Certificate; or

     b.   the date the Certificate terminates due to surrender or death; or

     c. if the Contract Owner requires that the Participant Account Value be distributed. See the "Contract modification" section of the Certificate.






            /s/ Louis G. Lower                  /s/ Ann M. Caparros
            President                           Corporate Secretary


IC-AR0008                                                                Page 2

                                                              (HORACE MANN LOGO)


HORACE MANN LIFE INSURANCE COMPANY
HOME OFFICE:  1 Horace Mann Plaza
              Springfield, Illinois 62715


GUARANTEED MINIMUM DEATH BENEFIT RIDER -- STEP-UP WITH RETURN OF PREMIUM

This Rider is made a part of the certificate to which this Rider is attached. All definitions, provisions, and exceptions of the Certificate apply to this Rider unless changed by this Rider. Terms not defined in this Rider have the meaning given to them in the Certificate. Any provision of the Certificate inconsistent with the provisions of this Rider is amended accordingly. All other provisions of the Certificate remain in full force and effect.

EFFECTIVE DATE

This Rider is effective as of the Certificate Date.

DEATH BENEFIT

Prior to the Annuity Date, the Death Benefit is equal to the greatest of:

     1.   the Participant Account Value; or

     2. the Death Benefit provided in any other rider attached to the Certificate; or

     3.   The Return of Premium Death Benefit described in this Rider; or

     4.   the Step-Up Death Benefit described in this Rider.

We will calculate the Death Benefit as of the date We receive Proof of Death of the Participant at Our Home Office.

RETURN OF PREMIUM DEATH BENEFIT

The Return of Premium Death Benefit is determined as follows:

On the Certificate Date, the Return of Premium Death Benefit is equal to the initial Net Premium received. The Return of Premium Death Benefit is increased by any subsequent Net Premium received, and decreased by an adjustment for any withdrawals and an adjustment for any outstanding loan balance.

An adjustment for any withdrawal is determined by dividing the withdrawal amount by the sum of the Participant Account Value and any Loan Reserve Account Value (as defined in the loan section of the attached endorsement), immediately prior to the withdrawal and multiplying the resulting fraction by the Return of Premium Death Benefit immediately prior to the withdrawal.

The Return of Premium Death Benefit will be adjusted by any outstanding loan balance at the time We receive Proof of Death of the Participant.

STEP-UP DEATH BENEFIT

The Step-Up Death Benefit is determined as follows:

The Step-Up Death Benefit is based on a series of calculations of Step-Up Anniversary Value. The Step-Up Death Benefit is equal to the greatest Step-Up Anniversary Value attained from this series of calculations, adjusted by any outstanding loan balance as set forth below.

We calculate the Step-Up Anniversary Value for [every] Certificate Anniversary prior to the Participant's attainment of age 81, including the Certificate Anniversary immediately following the Participant's attainment of age 80 or when We receive Proof of Death, whichever is earlier.

The Step-Up Anniversary Value for a given anniversary is equal to the sum of the Participant Account Value and any Loan Reserve Account Value (as defined in the loan section of the attached endorsement), as of that anniversary

IC-AR0009
increased by any subsequent Net Premium received and decreased by any adjustments for any subsequent withdrawals.

An adjustment for any subsequent withdrawal is determined by dividing the withdrawal amount by the sum of the Participant Account Value and any Loan Reserve Account Value (as defined in the loan section of the attached endorsement), immediately prior to the withdrawal and multiplying the resulting fraction by the Step-Up Anniversary Value immediately prior to the withdrawal.

The Step-up Death Benefit will be adjusted by any outstanding loan balance at the time We receive Proof of Death of the Participant.

RIDER CHARGE

Any charge for this Rider is shown on the Annuity Data pages and is guaranteed not to increase after this Rider has been issued.

We will deduct any Variable Account charge for this Rider from the Participant Account Value held in the Subaccounts. We will deduct any Fixed Account charge for this Rider from any applicable premium bonus, any interest We pay on the premium bonus, and any interest We may pay in excess of the Fixed Account guaranteed interest with respect to any other amount held in the Fixed Account. To the extent any Fixed Account charge for all elected Riders exceeds these amounts, no deduction will be made.

RIDER RESTRICTIONS

We reserve the right to restrict allocations or transfers to the Fixed Account or any of the Subaccounts.

RIDER TERMINATION

This Rider cannot be terminated by the Contract Owner or the Participant after the Certificate Date. This Rider terminates upon the earliest of:

     a. when the Participant applies his/her Annuitized Value to an annuity option, as described in the Certificate; or

     b.   the date the Certificate terminates due to surrender or death; or

     c. if the Contract Owner requires that the Participant Account Value be distributed. See the "Contract modification" section of the Certificate.






            /s/ Louis G. Lower                  /s/ Ann M. Caparros
            President                           Corporate Secretary


IC-AR0009                                                                 Page 2